POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF PERCENTAGES

INSURED PERSON’S ATTAINED AGE	PERCENTAGE	INSURED PERSON’S ATTAINED AGE	PERCENTAGE
40 and under	250%	61	128%
41	243	62	126
42	236	63	124
43	229	64	122
44	222	65	120
45	215	66	119
46	209	67	118
47	203	68	117
48	197	69	116
49	191	70	115
50	185	71	113
51	178	72	111
52	171	73	109
53	164	74	107
54	157	75-90	105
55	150	91	104
56	146	92	103
57	142	93	102
58	138	94 and above	101
59	134
60	130

The definition of life insurance in Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the “Code”), limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the “future benefits” under this policy be less than an amount such that the “premiums paid” do not exceed the Code’s “guideline premium limitations.” We may not accept or may refund any premium paid to meet these limitations. Also, at no time will the “death benefit” under the policy be less than the “applicable percentage” of the “cash surrender value” of the policy. The terms in quotations are defined in the Code. In addition, we may take certain actions, described in the policy, to meet the definitions and limitations in the Code.

ICC19-15-100-4GPT	Page 4.4	VUL Optimizer